Exhibit 1.1

ARCH CAPITAL GROUP LTD.
(a Bermuda public company limited by shares)
$1,000,000,000
3.635% Senior Notes due 2050
PURCHASE AGREEMENT
Dated as of June 23, 2020

ARCH CAPITAL GROUP LTD.
(a Bermuda public company limited by shares)
3.635% Senior Notes due 2050

PURCHASE AGREEMENT
Dated as of June 23, 2020
Wells Fargo Securities, LLC
BofA Securities, Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
Lloyds Securities Inc.
as Representatives of the several Underwriters

c/o Wells Fargo Securities, LLC
550 South Tryon Street, 5th Floor
Charlotte, North Carolina 28202
Ladies and Gentlemen:
Arch Capital Group Ltd., a Bermuda public company limited by shares (the “Company”), confirms its agreement with Wells Fargo Securities, LLC, BofA Securities, Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Lloyds Securities Inc. and each of the other Underwriters named in Schedule A hereto (collectively, the “Underwriters,” which term shall also include any underwriter substituted as hereinafter provided in Section 10 hereof), for whom you are acting as representatives (in such capacity, the “Representatives”), with respect to the issue and sale by the Company, and the purchase by the Underwriters, acting severally and not jointly, of $1,000,000,000 aggregate principal amount of 3.635% Senior Notes due 2050 of the Company (the “Notes”), as set forth in Schedule A hereto, to be issued pursuant to the provisions of an Indenture (the “Base Indenture”), dated May 4, 2004, by and among the Company and The Bank of New York Mellon, as trustee thereunder (the “Trustee”), as successor trustee to JPMorgan Chase Bank, as supplemented by a Second Supplemental Indenture (together with the Base Indenture, the “Indenture”), to be entered into, by and among the Company and the Trustee, as of June 30, 2020 (the “Closing Date”).
The Company understands that the Underwriters propose to make a public offering of the Notes as soon as the Representatives deem advisable after this Agreement has been executed and delivered.

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3ASR (No. 333-221344), including a base prospectus dated November 3, 2017 (the “base prospectus”), which relates to the offering from time to time in accordance with Rule 415 under the Securities Act of 1933, as amended (the “1933 Act”), of certain of its debt and equity securities (including the Notes), on or prior to the date of this Agreement. Such registration statement, as amended on or prior to the date of this Agreement, became effective automatically upon filing with the Commission and covers the registration of the Notes under the 1933 Act. Promptly after execution and delivery of this Agreement, the Company will prepare and file a prospectus in accordance with the provisions of Rule 430B of the rules and regulations of the Commission (the “1933 Act Regulations”) and paragraph (b) of Rule 424 (“Rule 424(b)”) of the 1933 Act Regulations. Any information included in such prospectus that was omitted from such registration statement at the time it became effective but that is deemed to be part of and included in such registration statement pursuant to Rule 430B is herein referred to as the “Rule 430B Information.” Each preliminary prospectus supplement together with the base prospectus used in connection with the offering of the Notes that omitted Rule 430B Information is herein called a “preliminary prospectus” and the preliminary prospectus comprised of the preliminary prospectus supplement dated June 22, 2020 relating to the Notes, together with the base prospectus, is herein called the “Preliminary Prospectus.” Such registration statement, at any given time, as amended on or prior to the date of this Agreement, including the amendments thereto at such time, the exhibits and any schedules thereto at such time, the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at such time and the documents otherwise deemed to be a part thereof or included therein by the 1933 Act Regulations, is herein called the “Registration Statement.” Any registration statement filed pursuant to Rule 462(b) of the 1933 Act Regulations is herein referred to as the “Rule 462(b) Registration Statement,” and after such filing the term “Registration Statement” shall include the Rule 462(b) Registration Statement. The final prospectus supplement in the form first furnished to the Underwriters for use in connection with the offering of the Notes, including the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at the time of the execution of this Agreement, together with the base prospectus is herein called the “Prospectus.” For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).
All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Registration Statement, any preliminary prospectus or the Prospectus (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is incorporated by reference in or otherwise deemed by the 1933 Act Regulations to be a part of or included in the Registration Statement, any preliminary prospectus or the Prospectus, as the case may be; and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to mean and include the filing, of any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”), which is incorporated by reference in or otherwise deemed by the 1933 Act Regulations to be a part of or included in the Registration Statement, such preliminary prospectus or the Prospectus, as the case may be.
SECTION 1.Representations and Warranties of the Company.
(a)     Representations and Warranties by the Company. The Company represents and warrants to each Underwriter as of the date hereof, as of the Applicable Time referred to in Section 1(a)(ii) hereof, as of the Closing Time referred to in Section 2(b) hereof and agrees with each Underwriter, as follows:
(i)     Status under the Securities Act. At the time of filing of the Registration Statement, at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Notes and at the date hereof, the Company was and is a “well-known seasoned issuer” as defined in Rule 405 of the 1933 Act Regulations (“Rule 405”).
(ii)     Registration Statement, Prospectus and Disclosure at Time of Sale. The Company meets the requirements for use of Form S-3 under the 1933 Act. Each of the Registration Statement and any Rule 462(b) Registration Statement has become effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement or any Rule 462(b) Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with. The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the 1933 Act Regulations objecting to the use of an automatic shelf registration statement.
At the respective times the Registration Statement, any Rule 462(b) Registration Statement and each amendment thereto became effective, at each deemed effective date with respect to the Underwriters pursuant to Rule 430B(f)(2) of the 1933 Act Regulations and at the Closing Time, the Registration Statement, the Rule 462(b) Registration Statement and any amendments and supplements thereto complied and will comply in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
Neither the Prospectus nor any amendments or supplements thereto, at the time the Prospectus or any such amendment or supplement was issued and at the Closing Time, included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
Each preliminary prospectus (including the prospectus or prospectuses filed as part of the Registration Statement as originally filed or as part of any amendment thereto or filed pursuant to Rule 424 of the 1933 Act Regulations) complied when so filed in all material respects with the 1933 Act Regulations and each preliminary prospectus and the Prospectus delivered to the Underwriters for use in connection with this offering was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.
As of the Applicable Time (as defined below), neither (x) the Issuer General Use Free Writing Prospectus(es) (as defined below) issued at or prior to the Applicable Time and the Statutory Prospectus (as defined below), all considered together (collectively, the “General Disclosure Package”), nor (y) any individual Issuer Limited Use Free Writing Prospectus (as defined below), when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
As of the time of the filing of the Final Term Sheet (as defined in Section 3(b)), the General Disclosure Package, when considered together with the Final Term Sheet, did not include any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
As used in this subsection and elsewhere in this Agreement:
“Applicable Time” means 5:07 P.M. (Eastern time) on June 23, 2020 or such other time as agreed by the Company and the Representatives.
“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), relating to the Notes that (i) is required to be filed with the Commission by the Company, (ii) is a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission or (iii) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Notes or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the records of the Company pursuant to Rule 433(g).
“Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule B hereto.
“Issuer Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Use Free Writing Prospectus.
“Statutory Prospectus” as of any time means the prospectus relating to the Notes that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and any preliminary or other prospectus deemed to be a part thereof.
Each Issuer General Use Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Notes or until any earlier date that the issuer notified or notifies the Representatives as described in Section 3(e), did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any document incorporated by reference therein and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified.
The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement, the Prospectus, the Statutory Prospectus or any Issuer Free Writing Prospectus made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use therein; it being understood and agreed that the only such information furnished by the Underwriters as aforesaid consists of the information described as such in Section 6(b) hereof.
(iii)     Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus or any amendment or supplement thereto, when they become effective or at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations or the 1934 Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), as applicable, and, when read together with the other information in the Prospectus, (a) at the time the Registration Statement became effective, (b) at the earlier of the time the Prospectus was first used and the date and time of the first contract of sale of the Notes in this offering and (c) at the Closing Time, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
(iv)     Independent Accountants. The accountants who certified the financial statements and supporting schedules included in the Registration Statement and the Prospectus are an independent registered public accounting firm within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the 1933 Act and the 1933 Act Regulations.
(v)     Financial Statements. The historical financial statements included in the Registration Statement, the General Disclosure Package and the Prospectus, together with the related schedules and notes, present fairly in all material respects the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, shareholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules, if any, included in the Registration Statement, the General Disclosure Package and the Prospectus present fairly in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Prospectus present fairly in all material respects the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Registration Statement, the General Disclosure Package and the Prospectus.
(vi)     No Material Adverse Change in Business. Since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Prospectus, except as otherwise stated therein, (A) there has been no material adverse change, nor any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the business, properties or results of operations of the Company and its subsidiaries, considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries, considered as one enterprise, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.
(vii)     Good Standing of the Company. The Company has been duly organized and is validly existing as a public company limited by shares in good standing under the laws of Bermuda and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the General Disclosure Package and the Prospectus and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not, singly or in the aggregate, result in a Material Adverse Effect.
(viii)     Good Standing of Designated Subsidiaries. Each subsidiary of the Company listed on Schedule C hereto (such subsidiaries collectively, the “Designated Subsidiaries”) has been duly organized and is validly existing as a corporation, limited liability company or other entity (as the case may be) in good standing under the laws of the jurisdiction of its incorporation or formation, has corporate, limited liability or other power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and is duly qualified as a foreign corporation, limited liability company or other entity (as the case may be) to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not, singly or in the aggregate, result in a

Material Adverse Effect; except as otherwise disclosed in the Registration Statement, all of the issued and outstanding capital stock of each Designated Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock of any Designated Subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such Designated Subsidiary. All “Designated Subsidiaries,” as such term is defined in the Prospectus, are listed on Schedule C hereto.
(ix)     Capitalization. The authorized, issued and outstanding capital stock of the Company is as set forth in the Registration Statement, the General Disclosure Package and the Prospectus in the column entitled “Actual” under the caption “Capitalization” (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to reservations, agreements or employee benefit plans referred to in the Registration Statement, the General Disclosure Package and the Prospectus, pursuant to the exercise of convertible securities or options referred to in the Registration Statement, the General Disclosure Package and the Prospectus or otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus). The issued and outstanding shares of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.
(x)     Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.
(xi)     Authorization of the Indenture. The Indenture has been duly qualified under the Trust Indenture Act and has been duly authorized by the Company and, at the Closing Time, will have been duly executed and delivered by the Company and will be a valid and binding obligation of the Company (assuming the due authorization, execution and delivery thereof by the Trustee), enforceable against the Company in accordance with its terms, except as such enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws relating to or affecting creditors’ rights generally or by general principles of equity and the discretion of the court before which any proceedings therefor may be brought.
(xii)     Authorization of the Notes. The Notes have been duly authorized by the Company and, at the Closing Time, will have been duly executed by the Company and will be in the form contemplated by the Indenture and, when authenticated in the manner provided for in the Indenture and delivered by the Company against payment therefor by the Underwriters in accordance with the terms of this Agreement, will be valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with its terms, except as such enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws relating to or affecting creditors’ rights generally or by general principles of equity and the discretion of the court before which any proceedings therefor may be brought.
(xiii)     Description of the Notes and the Indenture. The Notes and the Indenture conform, in all material respects, to all statements relating thereto contained in the Registration Statement, the General Disclosure Package and the Prospectus.
(xiv)     Absence of Claim to Commission or Fee. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.
(xv)     Absence of Defaults and Conflicts. The Company is not in violation of its memorandum of association, bye-laws or other constitutive documents. None of the Company’s subsidiaries is in violation of its organizational documents, except for such violations that would not, singly or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any of its subsidiaries is subject (collectively, “Agreements and Instruments”) except for such defaults that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and in the Registration Statement, the General Disclosure Package and the Prospectus (including the issuance and sale of the Notes and the use of the proceeds from the sale of the Notes as described in the General Disclosure Package and the Prospectus under the caption “Use of Proceeds”) and compliance by the Company with its obligations hereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, the Agreements and Instruments (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not, singly or in the aggregate, result in a Material Adverse Effect), nor will such action result in any violation of (i) the provisions of the charter, memorandum, bye-laws or other constitutive documents of the Company or any of its subsidiaries or (ii) any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their assets, properties or operations (except where such violations with respect to this Section 1(xv)(ii) would not, singly or in the aggregate, have a Material Adverse Effect). As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.
(xvi)     Compliance with Laws. The Company and each of its subsidiaries is in compliance with the requirements of all laws, ordinances, governmental regulations or court decree to which it may be subject, and has filed all notices, reports, documents or other information required to be filed thereunder except where the failure to so comply or file would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(xvii)     Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of the Company’s or any of its subsidiaries’ principal suppliers, manufacturers, customers or contractors, which would, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(xviii)     Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, which is required to be disclosed in the Registration Statement (other than as disclosed therein) which would, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect or which might reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder. The aggregate of all pending legal or governmental proceedings to which the Company or any of its subsidiaries is a party or of which any of their respective property or assets is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(xix)     Possession of Intellectual Property. The Company and its subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, except where the failure to possess such Intellectual Property would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, would, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(xx)     Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Notes hereunder or the consummation of the transactions contemplated by this Agreement, except such as have been already obtained or as may be required under the 1933 Act or the 1933 Act Regulations or other applicable securities laws including the laws of Bermuda.
(xxi)     Possession of Licenses and Permits. The Company and the Designated Subsidiaries (i) possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or Bermuda or other foreign regulatory agencies or bodies necessary to conduct the business now operated by them, and (ii) are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to possess or comply would not, singly or in the aggregate, have a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, have a Material Adverse Effect; and neither the Company nor any of the Designated Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which would, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, have a Material Adverse Effect.
(xxii)     Title to Property. The Company and its subsidiaries have good and marketable title to all real property owned by the Company and its subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the Registration Statement, the General Disclosure Package and the Prospectus or (b) would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and neither the Company nor any of its subsidiaries has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its subsidiaries under any leases or subleases under which the Company or any of its subsidiaries holds properties as described in the Registration Statement, the General Disclosure Package and the Prospectus, or affecting or questioning the rights of the Company or any of its subsidiaries to the continued possession of the leased or subleased premises under any lease or sublease which would, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(xxiii)     Investment Company Act. Neither the Company nor any of its subsidiaries is, and upon the issuance and sale of the Notes as herein contemplated and the application of the net proceeds therefrom as described in the Registration Statement, the General Disclosure Package and the Prospectus will not be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.
(xxiv)     No Manipulation. None of the Company, its affiliates or to the best of the Company’s knowledge, any of their respective officers or directors has taken or will take, directly or indirectly, any action designed or intended to stabilize or manipulate the price of any security of the Company, or which caused or resulted in, or which might in the future reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Company, in each case, in any manner that would violate the 1933 Act, the 1934 Act, or the rules and regulations of the Commission.
(xxv)     Insurance Laws. Each Designated Subsidiary that is so required is duly licensed or authorized as an insurer or reinsurer in each jurisdiction where it is required to be so licensed or authorized in order to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus. Each of the Company and the Designated Subsidiaries that is so required, has filed all reports, information statements and other documents with the insurance regulatory authorities of its jurisdiction of incorporation or formation, as applicable, and domicile as are required to be filed pursuant to the insurance statutes of such jurisdictions, including the statutes relating to companies which control insurance companies, and the rules, regulations and interpretations of the insurance regulatory authorities thereunder (the “Insurance Laws”), and has duly paid all taxes (including franchise taxes and similar fees) it is required to have paid under the Insurance Laws, except where the failure to file such statements or reports or pay such taxes would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect, and each of the Company and the Designated Subsidiaries maintains its books and records in accordance with the Insurance Laws, except where the failure to so maintain its books and records would not reasonably be expected to have a Material Adverse Effect. Each of the Company and the Designated Subsidiaries is in compliance with the requirements of the Insurance Laws of its jurisdiction of incorporation or formation, as applicable, and the Insurance Laws of other jurisdictions which are applicable to the Company or such subsidiary except where the failure to comply would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, each of the Company and the Designated Subsidiaries that is so required has received approvals of acquisition of control and/or affiliate transactions in each jurisdiction where such approvals are required.
(xxvi)     Full Force and Effect of Treaties. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, all retrocessional and reinsurance treaties, contracts and arrangements to which the Company or any of the Designated Subsidiaries is a party are in full force and effect and none of the Company or any of the Designated Subsidiaries is in violation of, or in default in the performance, observance or fulfillment of, any obligation, agreement, covenant or condition contained therein, except where the failure to be in full force and effect and except where any such violation or default would not, singly or in the aggregate, have a Material Adverse Effect; none of the Company or any of the Designated Subsidiaries has received any written notice from any of the other parties to such treaties, contracts or agreements which are material to its business that such other party intends not to perform in any material respect such treaty, contract or agreement, and none of the Company or the Designated Subsidiaries have been notified in writing that any of the parties to such treaties, contracts or agreements will be unable to perform such treaty, contract, agreement or arrangement, except where such non-performance would not, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect.
(xxvii)     Dividends. Except as described in the Registration Statement, the General Disclosure Package and the Prospectus, no insurance regulatory agency or body has issued any order or decree, impairing, restricting or prohibiting the payment of dividends of any company, including the Company or subsidiary to its respective parent which would, singly or in the aggregate, reasonably be expected to have a material and adverse effect on the ability of the Company to make required payments in respect of the Notes.
(xxviii)     Change in Insurance Laws or Regulations. Except as described in the Registration Statement, the General Disclosure Package and the Prospectus, to the knowledge of the Company and each of the Designated Subsidiaries that is subject to the Insurance Laws, no change in any insurance law or regulation is pending that would reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.
(xxix)     Absence of Registration Rights. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, no person or entity has the right to require registration of any securities of the Company, because of the filing or effectiveness of the Registration Statement or sale of the Notes or otherwise, except for persons and entities who have expressly waived such right in writing.
(xxx)     Internal Accounting and Controls. The Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with United States generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(xxxi)     Compliance with Sarbanes-Oxley. The Company is in compliance, in all material respects, with the applicable provisions of the Sarbanes-Oxley Act of 2002, including the related rules and regulations promulgated thereunder by the Commission and The NASDAQ Stock Market LLC.

(xxxii)     Foreign Corrupt Practices Act. Neither the Company nor any of its subsidiaries, directors of the Company, executive officers of the Company, nor to the knowledge of the Company, any directors of any of the Company’s subsidiaries, any officers of the Company or any of its subsidiaries (other than executive officers of the Company), agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that has resulted or would result in a material violation by any such person of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of any offer, payment, promise to pay or authorization of the payment of any money or other property, gift, promise to give or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company and its subsidiaries, and, to the knowledge of the Company, its other affiliates have conducted their businesses in compliance in all material respects with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance therewith.
(xxxiii)     Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.
(xxxiv)     OFAC. Neither the Company nor any of its subsidiaries nor any director, officer, nor, to the knowledge of the Company, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries is currently designated as subject to (or, to the Company’s knowledge, the target of) any sanctions administered or enforced by the United States Government, including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company owned or controlled by an individual or entity that is currently subject to Sanctions. None of the Company or its subsidiaries is located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (currently, the Crimea region of the Ukraine, Cuba, Iran, Libya, North Korea, Sudan or Syria); and the Company will not directly or indirectly use any of the proceeds from the sale of Notes by the Company in the offering contemplated by this Agreement, or lend, contribute or otherwise make available any such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently designated as subject to any Sanctions or in any country or territory, that, at the time of such funding, is the subject of comprehensive Sanctions in violation of Sanctions, or in any other manner that will result in a violation of Sanctions by any party to this Agreement.
(xxxv)     XBRL. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.
(xxxvi)     Except would not, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect: (i) the Company and its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) operate and perform in all material respects as required in connection with the operation of the Company’s and its subsidiaries’ businesses, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants; (ii) the Company and its subsidiaries are presently in compliance with all internal privacy policies, contractual obligations, applicable laws, statutes, judgments, orders, rules and regulations of any court or arbitrator or other governmental or regulatory authority, in each case, relating to (A) IT Systems and (B) the collection, use, transfer, import, export, storage, protection, disposal and disclosure by the Company or any of its subsidiaries of personally identifiable, sensitive, confidential or regulated data (“Data Security Obligations”, and such data, “Data”); (iii) the Company has not received any notification of or complaint regarding and is unaware of any other facts that, individually or in the aggregate, would reasonably indicate non-compliance with any Data Security Obligation; and (iv) there is no action, suit or proceeding by or before any court or governmental agency, authority or body pending or threatened alleging non-compliance with any Data Security Obligation.
(xxxvii)     The Company and its subsidiaries have used commercially reasonable efforts to establish and maintain reasonable information security, cyber security and data protection controls, policies and procedures that are designed to protect against and prevent any unauthorized security breach, destruction, loss, distribution, use, access, disablement, misappropriation or modification, or other unauthorized compromise or misuse of or relating to any information technology system or Data processed or stored by the Company and its subsidiaries in connection with the operation of the Company’s and its subsidiaries’ businesses (“Breach”). Except as would not, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect, the Company is not aware of any material Breach since June 23, 2017.
(b)     Officer’s Certificates. Any certificate signed by any officer of the Company or any of its subsidiaries, on behalf of the Company, delivered to the Representatives or to counsel for the Underwriters shall be deemed a representation and warranty by the Company to each Underwriter as to the matters covered thereby.

SECTION 2.    Sale and Delivery to Underwriters; Closing.
(a)     Notes. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company, the respective aggregate principal amount of Notes set forth opposite the name of such Underwriter in Schedule A hereto. The purchase price per Note to be paid by the several Underwriters to the Company shall be equal to 99.125% of the principal amount thereof, plus accrued and unpaid interest, if any, from June 30, 2020 to the Closing Time.
(b)     Payment. Payment of the purchase price for, and delivery of certificates for, the Notes shall be made at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, or at such other place as shall be agreed upon by the Representatives and the Company, at 9:00 A.M. (Eastern time) on June 30, 2020 (unless postponed in accordance with the provisions of Section 10), or such other time not later than ten business days after such date as shall be agreed upon by the Representatives and the Company (such time and date of payment and delivery for the Notes being herein called the “Closing Time”).
Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to Wells Fargo Securities, LLC for the respective accounts of the Underwriters of certificates for the Notes to be purchased by them. It is understood that each Underwriter has authorized Wells Fargo Securities, LLC, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Notes, if any, which it has agreed to purchase. Wells Fargo Securities, LLC, individually and not as a Representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Notes to be purchased by any Underwriter whose funds have not been received by the Closing Time, but such payment shall not relieve such Underwriter from its obligations hereunder.
(c)     Denominations; Registration. Certificates for the Notes will be represented by one or more global securities in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian. The certificates for the Notes will be made available for examination by the Representatives in the City of New York not later than 10:00 A.M. (Eastern time) on the business day prior to the Closing Time.
SECTION 3.    Covenants of the Company. The Company covenants with each Underwriter as follows:
(a)     Compliance with Securities Regulations and Commission Requests. Prior to the Closing Time, the Company, subject to Section 3(b), will comply with the requirements of Rule 430B, and will notify the Representatives immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement or new registration statement relating to the Notes shall become effective, or any supplement to the Prospectus or any amended Prospectus shall have been filed or any document that would as a result thereof be incorporated by reference in the Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or the filings of a new registration statement or any amendment or supplement to the Prospectus or for any additional information that relates to the Notes, the offering thereof or any information or document incorporated by reference therein or otherwise deemed to be a part thereof or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the Notes for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(e) of the 1933 Act concerning the Registration Statement and (v) if the Company becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Notes. The Company will effect the filings required under Rule 424(b), in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)), and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. The Company will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.
(b)     Filing of Amendments; Preparation of Final Term Sheet. Prior to the Closing Time, the Company will give the Representatives notice of its intention to file or prepare any amendment to the Registration Statement or new registration statement relating to the Notes (including any filing under Rule 462(b)), or any amendment, supplement or revision to either any preliminary prospectus (including any prospectus included in the Registration Statement or amendment thereto at the time it became effective) or to the Prospectus, whether pursuant to the 1933 Act, the 1934 Act or otherwise, and, subject to the terms of applicable laws, rules and regulations, the Company will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and, subject to the terms of applicable laws, rules and regulations, will not file or use any such document to which the Representatives or counsel for the Underwriters shall reasonably and timely object. The Company will give the Representatives notice of its intention to make any filing pursuant to the 1934 Act or 1934 Act Regulations from the Applicable Time to the Closing Time and, subject to the terms of applicable laws, rules and regulations, will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing and will not file or use any such document to which the Representatives or counsel for the Underwriters shall reasonably and timely object. The Company will prepare a final term sheet (the “Final Term Sheet”) reflecting the final terms of the Notes, in the form attached hereto as Exhibit A on the day on which such final terms of the Notes are determined, and shall file such Final Term Sheet as an “issuer free writing prospectus” pursuant to Rule 433 as soon as reasonably practicable following the Applicable Time; provided that the Company shall furnish the Representatives with copies of any such Final Term Sheet a reasonable amount of time prior to such proposed filing and will not use or file any such document to which the Representatives or counsel to the Underwriters shall object. Notwithstanding anything contained in this paragraph (b) to the contrary, the Company shall not be required to obtain any consent of the

Representatives to make any filing or disclosure that it deems necessary, required or advisable under the 1934 Act or the rules and regulations promulgated thereunder; provided, however, that to the extent practicable the Company shall give the Representatives reasonable prior notice of such filings or disclosure.
(c)     Delivery of Registration Statements. Prior to the Closing Time, the Company has furnished or will deliver to the Representatives and counsel for the Underwriters, without charge, one signed copy of the Registration Statement as originally filed and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein or otherwise deemed to be a part thereof) and one signed copy of all consents and certificates of experts, and will also deliver to the Representatives for each of the Underwriters, without charge, a conformed copy of the Registration Statement as originally filed and of each amendment thereto (without exhibits). The copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S‑T.
(d)     Delivery of Prospectuses. The Company has delivered to each Underwriter, without charge, an electronic copy of each preliminary prospectus, and the Company hereby consents to the use of such copies in connection with the offering of the Notes or as required or permitted by the 1933 Act. The Company will furnish to each Underwriter, without charge, during the period when the Prospectus is required to be delivered under the 1933 Act, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.
(e)     Continued Compliance with Securities Laws. The Company will comply with the 1933 Act and the 1933 Act Regulations and the 1934 Act and the 1934 Act Regulations and other applicable securities laws including the laws of Bermuda so as to permit the completion of the distribution of the Notes as contemplated in this Agreement and in the Prospectus. If at any time when a prospectus is required by the 1933 Act to be delivered in connection with sales of the Notes, any event shall occur or condition shall exist as a result of which it is necessary to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary at any such time to amend the Registration Statement or to file a new registration statement or amend or supplement the Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly prepare and file with the Commission, subject to Section 3(b), such amendment, supplement or new registration statement (if it is not an automatic shelf registration statement with respect to the Notes) as may be necessary to correct such statement or omission or to comply with such requirements and the Company will furnish to the Underwriters such number of copies of such amendment, supplement or new registration statement as the Underwriters may reasonably request. Prior to the termination of the offering of the Notes, if at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement or the Statutory Prospectus included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company will promptly notify the Representatives and will promptly amend or supplement (which may include the filing of a Form 8-K), at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.
(f)     Blue Sky Qualifications. The Company will use commercially reasonable efforts, in cooperation with the Underwriters, to qualify the Notes for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Representatives may designate and to maintain such qualifications in effect for a period of not less than one year from the later of the effective date of the Registration Statement and any Rule 462(b) Registration Statement; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. In each jurisdiction in which the Notes have been so qualified, the Company will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect for a period of not less than one year from the effective date of the Registration Statement and any Rule 462(b) Registration Statement.
(g)     Rule 158. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its security holders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.
(h)     Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Notes in the manner described in the Prospectus under “Use of Proceeds.”
(i)     Restriction on Sale of Securities. The Company will not, without the prior written consent of the Representatives, directly or indirectly, offer, sell, contract to sell, pledge, or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company) directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the 1934 Act, any debt securities issued or guaranteed by the Company (other than the Notes) or publicly announce an intention to effect any such transaction until the Closing Time.
(j)     Reporting Requirements. The Company, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.
(k)     Issuer Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Representatives (not to be unreasonably withheld or delayed), and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Notes that would constitute an “issuer free writing prospectus,” as defined in Rule 433, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission; provided, however, that prior to the filing of the Final Term Sheet in accordance with Section 3(b), the Underwriters are authorized to use the Final Term Sheet in communications conveying information relating to the offering to investors. Any such free writing prospectus consented to by the Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated or agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping. Notwithstanding anything contained in this paragraph (k) to the contrary, the Company shall not be required to obtain any consent of the Representatives to make any filing or disclosure that it deems necessary, required or advisable under the 1934 Act or the rules and regulations promulgated thereunder; provided, however, that the Company shall give the Representatives reasonable prior notice of such filings.
(l)     DTC. The Company will cooperate with the Representatives and use its commercially reasonable efforts to permit the Notes to be eligible for clearance and settlement through the facilities of DTC.
SECTION 4.    Payment of Expenses.
(a)     Expenses. The Company will pay expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of this Agreement, any Agreement among Underwriters and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Notes, (iii) the preparation, issuance and delivery of the certificates for the Notes to the Underwriters, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Notes to the Underwriters, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors, (v) the qualification of the Notes under securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto, (vi) the printing and delivery to the Underwriters of copies of each preliminary prospectus, any Permitted Free Writing Prospectus and of the Prospectus and any amendments or supplements thereto and any costs associated with the electronic delivery of any of the foregoing by the Underwriters to investors, (vii) the preparation, printing and delivery to the Underwriters of copies of the Blue Sky Survey and any supplement thereto, (viii) the fees and expenses of any transfer agent and trustee for the Notes, (ix) the filing fees incident to, and the reasonable fees and disbursements of counsel to the Underwriters in connection with, the review by the Financial Industry Regulatory Authority Inc. (“FINRA”) of the terms of the sale of the Notes (not to exceed $15,000), and (x) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Notes, including, without limitation, expenses associated with the production of any electronic road show and expenses associated with the production of road show slides and graphics.
(b)     Termination of Agreement. If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5 or Sections 9(a)(i) and (ii) hereof, the Company shall reimburse the Underwriters for all of their reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.
SECTION 5.    Conditions of Underwriters’ Obligations. The obligations of the several Underwriters hereunder to purchase and pay for the Notes at the Closing Time are subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof or in certificates of any officer of the Company or any subsidiary of the Company delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:
(a)     Effectiveness of Registration Statement. The Registration Statement, including any Rule 462(b) Registration Statement, has become effective and at the Closing Time no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Underwriters. A prospectus containing the Rule 430B Information shall have been filed with the Commission in the manner and within the time period required by with Rule 424(b) without reliance on Rule 424(b)(8) (or a post-effective amendment providing such information shall have been filed and become effective in accordance with the requirements of Rule 430B).
(b)     Opinions of Counsel for the Company. At the Closing Time, the Representatives shall have received the favorable opinion and letter, dated as of the Closing Time, of (i) Cahill Gordon & Reindel LLP, counsel for the Company to the effect set forth in Annexes A-1 and A-2, and (ii) Conyers Dill & Pearman Limited, Bermuda counsel for the Company to the effect set forth in Annex B, together with signed or reproduced copies of such letter for each of the other Underwriters, and to such further effect as counsel to the Underwriters may reasonably request.
(c)     Opinion of Counsel for Underwriters. At the Closing Time, the Representatives shall have received the favorable opinion, dated as of the Closing Time, of Willkie Farr & Gallagher LLP, counsel for the Underwriters, in form and substance satisfactory to the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the General Corporation Law of the State of Delaware, the law of the State of New York and the federal law of the United States, upon the opinions of counsel satisfactory to the Representatives. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.
(d)     Officers’ Certificate. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Prospectus or the General Disclosure Package, any material adverse change, nor any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the business, properties or results of operations of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Representatives shall have received a certificate of the Company signed by the President or a Vice President of the Company and by the chief financial or chief accounting officer of the Company, dated as of the Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time, and (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or are contemplated by the Commission.
(e)     Accountant’s Comfort Letter. By the time of the execution of this Agreement, the Representatives shall have received from PricewaterhouseCoopers LLP a letter dated such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements of the Company and certain financial information of the Company contained in the Registration Statement, the Preliminary Prospectus and the Prospectus.
(f)     Bring-down Comfort Letter. At the Closing Time, the Representatives shall have received from PricewaterhouseCoopers LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (e) of this Section 5, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.
(g)     DTC Eligibility. At the Closing Time, the Notes shall be eligible for clearance and settlement through the facilities of DTC.
(h)     Additional Documents. At the Closing Time, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance, sale and enforceability of the Notes as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Notes as herein contemplated shall be reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters.
(i)     Termination of Agreement. If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representatives by notice to the Company at any time at or prior to the Closing Time and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 6, 7 and 8 shall survive any such termination and remain in full force and effect.
(j)     No Downgrade. On or after the Applicable Time and at or prior to the Closing Time, (i) no downgrading shall have occurred in the rating accorded the Company’s debt or preferred securities by Standard & Poor’s Financial Services, Moody’s Investors Service or Fitch Ratings and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt, securities or claims paying ability or the financial strength rating of the Company or any of its subsidiaries.
SECTION 6.    Indemnification.
(a)     Indemnification of Underwriters. The Company agrees to indemnify and hold harmless each Underwriter, its affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”), its selling agents and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:
(i)    against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including the Rule 430B Information, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(ii)    against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(d) below) any such settlement is effected with the written consent of the Company; and

(iii)    against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Representatives in accordance with Section 6(c) below), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission to the extent that any such expense is not paid under (i) or (ii) above;
provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use in the Registration Statement (or any amendment thereto), including the Rule 430B Information, or any preliminary prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto), it being understood and agreed that the only such information furnished by the Underwriters as aforesaid consists of the information described as such in Section 6(b) hereof.
(b)     Indemnification of the Company, Directors and Officers. Each Underwriter severally agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section 6, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including the Rule 430B Information, or any preliminary prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives expressly for use therein. The Company hereby acknowledges and agrees that the information furnished to the Company by the Underwriters through the Representatives expressly for use in the Registration Statement (or any amendment thereto), or in any preliminary prospectus, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement to any of the foregoing), consists exclusively of the following information in the Preliminary Prospectus and the Prospectus: (i) the information regarding the concession and reallowance appearing in the second paragraph under the table in the section entitled “Underwriting” and (ii) the information regarding stabilization, syndicate covering transactions and penalty bids appearing in the fourth, fifth and sixth paragraphs under the table in the section entitled “Underwriting” (but only insofar as such information concerns the Underwriters).
(c)     Actions Against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 6(a) above, counsel to the indemnified parties shall be selected by the Representatives (subject to reasonable satisfaction of the Company) and, in the case of parties indemnified pursuant to Section 6(b) above, counsel to the indemnified parties shall be selected by the Company (subject to reasonable satisfaction of the Representatives). An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each named indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.
(d)     Settlement Without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse in accordance with the terms hereof, the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed, in accordance with the terms hereof, such indemnified party in accordance with such request prior to the date of such settlement. Notwithstanding the immediately preceding sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, an indemnifying party shall not be liable for any settlement of the nature contemplated by Section 6(a)(ii) effected without its consent if such indemnifying party (x) reimburses such indemnified party in accordance with such request to the extent it considers such fees and expenses to be reasonably incurred and (y) provides written notice to the indemnified party substantiating in good faith that the unpaid balance was unreasonably incurred in each case prior to the date of such settlement.
SECTION 7.    Contribution. If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses referred to in Section 6 incurred by such indemnified party, as incurred,

(i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Notes pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions, which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.
The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Notes pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Notes pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount and commissions received by the Underwriters, in each case as set forth on the cover of the Prospectus, bear to the aggregate initial public offering price of the Notes as set forth on the cover of the Prospectus.
The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.
Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Notes underwritten by it and distributed to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.
No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Underwriter’s Affiliates and selling agents shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the aggregate principal amount of Notes set forth opposite their respective names in Schedule A hereto and not joint.
SECTION 8.    Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto, shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Underwriter or its Affiliates or selling agents, any person controlling any Underwriter, its officers or directors or any person controlling the Company, and (ii) delivery of and payment for the Notes.
SECTION 9.    Termination of Agreement.
(a)     Termination; General. The Representatives may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time if there has been, since the Applicable Time or since the respective dates as of which information is given in the Prospectus (exclusive of any supplement or amendment thereto) or the General Disclosure Package: (i) any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the business, properties or results of operations of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business; (ii) any downgrading in the rating of any debt or preferred securities of the Company by Standard & Poor’s Financial Services, Moody’s Investors Service or Fitch Ratings, or any public announcement that any such organization has under surveillance or review its rating of any debt or preferred securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading of such rating), (iii) any material adverse change in the financial markets in the United States or in the international financial markets, any outbreak of hostilities or escalation thereof, any declaration of war by Congress or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to market the Notes or to enforce contracts for the sale of the Notes; (iv) if trading in any securities of the Company has been suspended or materially limited by the Commission, the Nasdaq Global Market or the New York Stock Exchange or if trading generally on the New York Stock Exchange or in the Nasdaq Global Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, FINRA or any other governmental authority; (v) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States; or (vi) if a banking moratorium has been declared by either Federal or New York authorities.
(b)     Liabilities. If this Agreement is terminated pursuant to this Section 9, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof; and provided further that Sections 6, 7 and 8 shall survive such termination and remain in full force and effect.
SECTION 10.    Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at the Closing Time to purchase the Notes which it or they are obligated to purchase under this Agreement (the “Defaulted Notes”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Notes in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:
(a)    if the principal amount of Defaulted Notes does not exceed 10% of the aggregate principal amount of the Notes to be purchased on such date, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full aggregate principal amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or
(b)    if the aggregate principal amount of Defaulted Notes exceeds 10% of the aggregate principal amount of Notes to be purchased on such date, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter.
No action taken pursuant to this Section 10 shall relieve any defaulting Underwriter from liability in respect of its default.
In the event of any such default which does not result in a termination of this Agreement, either the Representatives, on the one hand, or the Company, on the other, shall have the right to postpone the Closing Time for a period not exceeding seven days in order to effect any required changes in the Registration Statement or Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.
SECTION 11.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to: Wells Fargo Securities, LLC, 550 South Tryon Street, 5th Floor, Charlotte, North Carolina 28202 (fax: 704-410-0326), Attention: Transaction Management; c/o BofA Securities, Inc., One Bryant Park, New York, New York 10036, Attention: Syndicate Department (fax: (646) 855-3073); c/o Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, New York 10010 (fax: 212-325-4296), Attention: IBCM-Legal; c/o J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179 (fax: 212-834-6081), Attention: Investment Grade Syndicate Desk;

and c/o Lloyds Securities Inc.,1095 Avenue of the Americas, New York, New York 10036, (fax: (212) 479-2882), Attention: Fixed Income. Notices to the Company shall be directed to it at Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08 Bermuda, attention of Secretary with a copy to Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005, Attention: Kimberly C. Petillo-Décossard, Esq., and Ross Sturman, Esq.
SECTION 12.    No Advisory or Fiduciary Relationship. The Company acknowledges and agrees that (a) the purchase and sale of the Notes pursuant to this Agreement, including the determination of the public offering price of the Notes and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other hand, (b) in connection with the offering contemplated hereby and the process leading to such transaction each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company, or its stockholders, creditors, employees or any other party, (c) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) and no Underwriter has any obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (d) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, and (e) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.
SECTION 13.    Parties. This Agreement shall inure to the benefit of and be binding upon each of the Underwriters and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Notes from any Underwriter shall be deemed to be a successor by reason merely of such purchase.
SECTION 14.    GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(a)With respect to any suit, action or proceeding against it arising out of or relating to this Agreement, the Company irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Courts in each case located in the Borough of Manhattan, City and State of New York. In addition, the Company irrevocably waives any objection which it may now or hereafter have to the laying of venue of such suit, action or proceeding brought in any such court and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)    For purposes of any such suit, action or proceeding brought in any of the foregoing courts, the Company agrees to maintain an agent for service of process in the Borough of Manhattan, City and State of New York, at all times while any Notes shall be outstanding, and for that purpose the Company hereby irrevocably designates Cahill, Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005, c/o Kimberly C. Petillo-Décossard, Esq., and Ross Sturman, Esq. as its agent to receive on its behalf service of process (with a copy of all such service of process to be delivered to Arch Capital Group Ltd. Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM08 Bermuda, Attention: Chief Financial Officer) brought against it with respect to any such proceeding in any such court in the Borough of Manhattan, City and State of New York, such service being hereby acknowledged by the Company to be effective and binding service on it in every respect whether or not the Company shall then be doing or shall have at any time done business in New York. In the event that such agent for service of process resigns or creases to serve as the agent of the Company, the Company agrees to give notice as provided in Section 11 herein of the name and address of any new agent for service of process with respect to it appointed hereunder.
(c)    If, despite the foregoing, in any such suit, action or proceeding brought in any of the aforesaid courts, there is for any reason no such agent for service of process of the Company available to be served, then to the extent that service of process by mail shall then be permitted by applicable law, the Company further irrevocably consents to the service of process on it in any such suit, action or proceeding in any such court by the mailing thereof by registered or certified mail, postage prepaid, to it at its address given in or pursuant to Section 11 hereof.
(d)    Nothing herein contained shall preclude any party from effecting service of process in any lawful manner or from bringing any suit, action or proceeding in respect of this Agreement in any other state, country or place.
SECTION 15.    TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.
SECTION 16.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.
SECTION 17.    Effect of Headings. The Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.
SECTION 1.    Recognition of the U.S. Special Resolution Regimes.

(a)    In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime.
(b)    In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime.
(c)    For the purpose of this Section 18, (i) the term “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k), (ii) the term “Covered Entity” means any of the following: (A) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (B) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (C) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b), (iii) the term “Default Rights” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable and (iv) the term “U.S. Special Resolution Regime” means each of (x) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (y) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
[Signature Page Follows]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Underwriters and the Company in accordance with its terms.
Very truly yours,
ARCH CAPITAL GROUP LTD.

By	/s/ François Morin Name: François Morin
Title: Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Purchase Agreement]

CONFIRMED AND ACCEPTED,
as of the date first above written:
By: WELLS FARGO SECURITIES, LLC

By:	/s/ Carolyn Hurley Name: Carolyn Hurley Title: Director
By: BOFA SECURITIES, INC.

By:	/s/ Randolph B. Randolph Name: Randolph B. Randolph Title: Managing Director
By: CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Brian Carlin Name: Brian Carlin Title: Director
By: J.P. MORGAN SECURITIES LLC

By:	/s/ Stephen L. Sheiner Name: Stephen L. Sheiner Title: Executive Director

[Signature Page to Purchase Agreement]

By: LLOYDS SECURITIES INC.

By:	/s/ David Keller Name: David Keller Title: Head US DCM Origination
For themselves and as Representatives of the other Underwriters named in Schedule A hereto.

[Signature Page to Purchase Agreement]

Exhibit A
FORM OF FINAL TERM SHEET
[SEE ATTACHED]

Filed Pursuant to Rule 433
Registration Statement No. 333-221344
Relating to
Preliminary Prospectus Supplement dated June 22, 2020
(the “preliminary prospectus supplement”)
FINAL TERM SHEET
Dated June 23, 2020
ARCH CAPITAL GROUP LTD.
$1,000,000,000 3.635% Senior Notes due 2050
Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the preliminary prospectus supplement.

Issuer:	Arch Capital Group Ltd.
Security:	3.635% Senior Notes due 2050 (the “Notes”)
Security Type:	SEC Registered
Anticipated Ratings (Moody’s / S&P / Fitch):*	Baa1 / A- /BBB+
Principal Amount:	$1,000,000,000
Issue Price:	100.000%
Underwriting Discount:	0.875%
Trade Date:	June 23, 2020
Settlement Date:**	June 30, 2020 (T+5)
Maturity:
June 30, 2050 (the “Scheduled Maturity Date”); provided, that on such date, the applicable Conditions to Redemption (as defined below) are satisfied. If the Conditions to Redemption are not satisfied on such date, the notes will mature on the applicable Final Maturity Date (as defined below).

Coupon:	3.635%
Interest Payment Dates:	Semi-annually on June 30 and December 30 of each year, commencing on December 30, 2020
Day Count Convention:	30 / 360
Treasury Benchmark:	2.00% due February 15, 2050
Treasury Benchmark Price; Yield:	112-10; 1.485%
Spread to Treasury Benchmark:	+ 215 basis points
Yield to Maturity:	3.635%

Optional Redemption:
Provided that the applicable Conditions to Redemption have been satisfied and will continue to be satisfied if the optional redemption payments were made on the Notes, the Issuer may redeem, at its option:
•    all or any portion of the Notes prior to December 30, 2049, other than in the case of a redemption following the occurrence of a Tax Event (as defined in the preliminary prospectus supplement), at a “make-whole” redemption price (as calculated in the preliminary prospectus supplement, discounted at Treasury Rate plus 35 basis points) for the Notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption;
•    all or any portion of the Notes on or after December 30, 2049, other than in the case of a redemption following the occurrence of a Tax Event, at a redemption price for the Notes to be redeemed equal to 100% of the principal amount of such Notes, plus accrued and unpaid interest to, but not including, the date of redemption; and
•    all of the Notes upon the occurrence of a Tax Event at any time during the life of the Notes, at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the date of redemption.
See “Description of Notes—Optional Redemption” and “Description of Notes—Redemption for Tax Purposes” in the preliminary prospectus supplement for more information.

Conditions to Redemption Provisions:
“Conditions to Redemption” are satisfied on any day with respect to a redemption of the Notes, if: (i) the Solvency Capital Requirement (as defined in the preliminary prospectus supplement) is complied with after the repayment or purchase of such Notes; and (ii) with regard to redemptions occurring prior to December 31, 2023, the BMA (as defined in the preliminary prospectus supplement) has given, and not withdrawn by such date, its prior consent to the redemption of the Notes and the payment of accrued and unpaid interest or to the purchase of the Notes; provided, that if under the Applicable Supervisory Regulations (as defined in the preliminary prospectus supplement) no such consent is required at the time in order for the Notes to qualify or continue to qualify, as applicable, as Tier 3 Capital (as defined in the preliminary prospectus supplement) of the Issuer or the Insurance Group (as defined in the preliminary prospectus supplement), this clause (ii) shall not apply. In the event (i) or (ii) above are not satisfied, the Conditions to Redemption will be deemed to be satisfied when the capital represented by the Notes to be redeemed or repaid is replaced with capital having equal or better treatment as the Notes under the Group Rules (as defined in the preliminary prospectus supplement).
If the applicable Conditions to Redemption are not satisfied on the Scheduled Maturity Date, then the Notes will not become due and payable on such date, interest will continue to accrue at the Coupon and be payable on the Interest Payment Dates and, following the Scheduled Maturity Date, the Notes will become due and payable on the earlier of (i) 10 business days after the applicable Conditions to Redemption become satisfied and would continue to be satisfied if the final redemption payment were made (so long as such requirements continue to be so satisfied on such 10th business day), and (ii) the date on which a Winding-Up (as defined in the preliminary prospectus supplement) occurs with respect to the Issuer (such date, the “Final Maturity Date”).
Repayment on the Scheduled Maturity Date will not be permitted if immediately before or after giving effect to the repayment of the Notes, the applicable Conditions to Redemption are not satisfied, unless the Issuer replaces the capital represented by the Notes to be repaid with capital having equal or better capital treatment as the Notes under the Group Rules.
If, at any time in the six months prior to the Scheduled Maturity Date, the Issuer does not (or would not after giving effect to the repayment of the Notes) satisfy the Conditions to Redemption, the Issuer will become subject to a “Replacement Capital Obligation.”
Under the Replacement Capital Obligation, the Issuer would be required to promptly begin using Commercially Reasonable Efforts (as defined in the preliminary prospectus supplement), subject to the occurrence of a Market Disruption Event (as defined in the preliminary prospectus supplement), to raise a sufficient amount of proceeds to repay the Notes from issuance of new capital instruments (other than common equity or common equity-linked instruments) having equal or better capital treatment as the Notes under the Group Rules (in each case, subject to the terms and conditions described in the preliminary prospectus supplement). If the Replacement Capital Obligation is satisfied, or the Conditions to Redemption are otherwise satisfied through other means prior to the Scheduled Maturity Date, then the Scheduled Maturity Date will be the Final Maturity Date. Failure to use Commercially Reasonable Efforts to satisfy a Replacement Capital Obligation will not constitute a default or an event of default under the indenture or give rise to a right of acceleration of payment of the Notes or any similar remedy under the terms of the indenture or the Notes, but may constitute a breach of covenant under the indenture for which the sole remedy would be a suit to enforce specific performance of such covenant (subject to the provisions of the indenture described in the preliminary prospectus supplement).
Repayment of the Notes on the Scheduled Maturity Date is obligatory if the Conditions to Redemption are satisfied; further, the Replacement Capital Obligation will not apply if the Issuer remains in compliance with the Conditions to Redemption during the period beginning six months prior to the Scheduled Maturity Date.
See “Description of Notes—Principal, Interest and Maturity” in the preliminary prospectus supplement for more information.

CUSIP / ISIN:	03939A AA5 / US03939AAA51

Joint Book-Running Managers:	Wells Fargo Securities, LLC BofA Securities, Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Lloyds Securities Inc.
Co-Managers	Barclays Capital Inc. BMO Capital Markets Corp. BNY Mellon Capital Markets, LLC HSBC Securities (USA) Inc. RBC Capital Markets, LLC Deutsche Bank Securities Inc.

Other changes to the preliminary prospectus supplement:

The Issuer is only offering these Notes due 2050 and not any 2030 Notes (as defined in the preliminary prospectus supplement) and all references to the 2030 Notes will be removed.

* An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The anticipated ratings of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

**It is expected that delivery of the Notes will be made against payment therefor on or about June 30, 2020, which is the fifth business day following the date hereof (such settlement cycle being referred to as ‘‘T+5’’). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to their date of delivery may be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Notes who wish to trade such Notes earlier than the second business day preceding settlement should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Wells Fargo Securities, LLC toll-free at 1-800-645-3751 or by email at wfscustomerservice@wellsfargo.com; BofA Securities, Inc. toll-free at 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com; Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or by email at usa.prospectus@credit-suisse.com; J.P. Morgan Securities LLC at 1-212-834-4533; or Lloyds Securities Inc. at 1-212-930-8956 or by email at NALSIBondSyndicate@lbusa.com.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

SCHEDULE A

Name of Underwriter	Principal Amount of Notes
Wells Fargo Securities, LLC	$150,000,000
BofA Securities, Inc.	$120,000,000
Credit Suisse Securities (USA) LLC	$120,000,000
J.P. Morgan Securities LLC	$120,000,000
Lloyds Securities Inc.	$120,000,000
Barclays Capital Inc.	$69,000,000
BMO Capital Markets Corp.	$69,000,000
BNY Mellon Capital Markets, LLC	$69,000,000
HSBC Securities (USA) Inc.	$69,000,000
RBC Capital Markets, LLC	$69,000,000
Deutsche Bank Securities Inc.	$25,000,000

Total	$1,000,000,000

Sch A-1

SCHEDULE B
ISSUER GENERAL USE FREE WRITING PROSPECTUSES

1.	Electronic road show presentations made available on Netroadshow.com on June 22, 2020.
2.    Final Term Sheet in substantially the form set forth in Exhibit A.

Sch B-1

SCHEDULE C
LIST OF DESIGNATED SUBSIDIARIES

Name
Arch Insurance Company
Arch Re U.S.
Arch Capital Group (U.S.) Inc.
Arch Financial Holdings Europe I Limited
Arch Re Bermuda

Sch C-1